UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2003

Commission File No.: 0-33213

MAGMA DESIGN AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0454924
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2 Results Way, Cupertino, California	95014
(Address of principal executive offices)	(Zip Code)

(408) 864-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

On May 16, 2003, Magma Design Automation, Inc. entered into an arrangement with Credit Suisse First Boston International (“CSFB International”) that is intended to limit potential dilution resulting from the issuance of shares of Magma common stock upon conversion of Magma’s Zero Coupon Subordinated Notes due May 15, 2008 (“Notes”). Under this arrangement, which was consummated simultaneously with the issuance of the Notes, CSFB International agreed to sell to Magma, for $22.86 per share, up to 6,561,680 shares of Magma common stock to cover Magma’s obligation to issue shares upon conversion of the Notes. In addition, Magma issued CSFB International a warrant to purchase up to 6,561,675 shares of Magma common stock for a purchase price of $31.50 per share. Purchases and sales under this arrangement may be made only upon expiration of the Notes or their earlier conversion (to the extent thereof).

Magma’s net cost incurred in connection with this arrangement was $20.3 million. If the initial purchasers of the Notes exercise their option to purchase additional Notes, CSFB International has agreed to enter into similar arrangements on the same terms and in proportion to the amount of new Notes purchased.

Approximately 6.56 million shares of common stock underlying the Notes will be included in “fully diluted shares outstanding” under the if-converted method of accounting for purposes of Magma’s diluted earnings per share calculation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 22, 2003

MAGMA DESIGN AUTOMATION, INC.

By	/s/ Gregory C. Walker
Gregory C. Walker
Vice President, Finance and Chief Financial Officer